Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-291728

FINAL PROSPECTUS

Up to 6,183,336 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholder identified in this prospectus under the caption “Selling Stockholder,” of up to 6,183,336 shares of our common stock, par value $0.0001 per share, issuable upon exercise of warrants to purchase common stock issued and sold by us in a private placement transaction.

All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholder. We will not receive any proceeds from the sale of these shares.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BKYI.” On November 18, 2025, the closing price of our common stock was $1.03 per share.

We will bear all costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 9 for more information about how the selling stockholder may sell or dispose of the shares of common stock offered hereby.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED HEREIN UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 1, 2025.

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

For investors outside the United States: We have not taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have registered our trademarks “BIO-key®”, “True User Identification®”, “Intelligent Image Indexing®”, “WEB-key®”, “SideSwipe®”, “SidePass®”, “SideTouch®”, “EcoID®”, “PistolStar®”, “PortalGuard®”, “MobileAuth®”, “PASSIVEKEY®” and “PISTOLSTAR®” with the U.S. Patent & Trademark Office, as well as many foreign countries, protecting the names of our companies and our key technology offerings discussed later in this prospectus. We also own the following unregistered trademarks: “PortalGuard Nebula™”, “Password Power™” and “Scooch™”. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC. Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “BIO-key,” the “Company,” “we,” “us” and “our” refer to BIO-key International, Inc. and our subsidiaries.

Overview

BIO-key International, Inc. is a leading identity access management, or IAM, platform provider for the enterprise and large-scale customer and civil ID solutions. Built to leverage BIO-key’s world-class biometric core platform among seventeen strong authentication factors, BIO-key PortalGuard and hosted PortalGuard ID as a service (IDaaS) platforms that enable our customers to securely and easily assure that only the right people can access the right systems. PortalGuard goes beyond traditional multifactor authentication (MFA) solutions by addressing functional gaps, such as allowing roving users to biometrically authenticate at any workstation without using their phones or tokens eliminating unauthorized account delegation, detecting duplicate users, and accommodating in-person identification.

Our customers use BIO-key every day to securely access a variety of cloud, mobile and web applications, on-premise and cloud-based servers from all of their devices. Employees, contractors, students and faculty sign in through PortalGuard to seamlessly and securely access the applications they need to do their important work, without relying on personal phone use or per-user tokens. Organizations use our platform to securely collaborate with their supply chain and partners, and to provide their customers with flexible, resilient user experiences online or in-person.

Large-scale customer and civil ID customers use our scalable biometric management platform and FBI-certified scanner hardware to manage enrollment, de-duplication and authentication for millions of users. One large bank has enrolled and identifies over 21.7 million of their customers using BIO-key fingerprint biometrics in branches on a daily basis.

PortalGuard and Identity-Bound Biometrics, or IBB, deliver unique value to enterprises who find that mainstream MFA solutions do not adequately address their workforce use cases. PortalGuard operates as a single MFA user experience, providing a wide set of authentication choices to meet every use case. We sell our branded biometric and Fast Identity Online, or FIDO, authentication hardware as accessories to our IAM platforms, so that customers can have a single vendor providing all components of their IAM solution. We do not mandate the use of BIO-key hardware with our software and services. Our National Institute of Standards, and Technology, or NIST, certified fingerprint biometric platform is unique in that it supports interoperable mixing and matching combinations of different manufactures’ fingerprint scanners in a deployment, so that the right scanner can be selected for the right use case, without mandating the use of a particular scanner.

Security-conscious software developers leverage our platform application programming interfaces, or APIs, and federation interfaces to securely and efficiently embed biometric and MFA identity capabilities into their software. Our approach to IDaaS allows our customers to efficiently scale their security and identity infrastructures to protect both internal cloud workforce- and external customer-facing applications.

In 2022, we expanded our product offerings and customer base when we acquired Swivel Secure, a Madrid, Spain based provider of IAM solutions. Until the fourth quarter of 2024, Swivel Secure was the exclusive distributer of AuthControl Sentry, AuthControl Enterprise, and AuthControl MSP product line in Europe, Africa and the Middle East, or EMEA, excluding the United Kingdom and Ireland. Swivel Secure, now operates as BIO-key EMEA and maintains a direct sales force with offices in Madrid, Spain and Lisbon, Portugal, and sells only BIO-key products.

We operate a software as a service, or SaaS, business model with customers subscribing to term use of our software for annual recurring revenue. We sell our products directly through our field and inside sales teams, as well as indirectly through our network of channel partners including resellers, system integrators, master agents and other distribution partners. Our subscription fees include a term license of hosted or on-premise product and technical support and maintenance of our platform. We base subscription fees primarily on the products used and the number of users enrolled in our platform. We generate subscription fees pursuant to noncancelable contracts with a weighted average duration of approximately one year.

Strategic Outlook

We plan to have a more significant role in the IAM market which continues to expand. We plan to continue to offer customers a suite of authentication options that complement our biometric solutions. The more well-rounded offerings of authentication options will allow customers to customize their approach to authentication all under one umbrella.

We expect to grow our business within government services, higher education, and highly-regulated industries in which we have historically had a strong presence including financial services, higher education, and healthcare. We believe that continued heightened security and privacy requirements in these industries, and as colleges and universities continue operating in remote environments, we will generate increased demand for security solutions, including biometrics. In addition, we expect that the compatible, yet superior portable biometric user experience offered by our technology for Windows 10 users will accelerate the demand for our computer network log-on solutions and fingerprint readers. Through value add-offerings via direct sales, resellers, and strategic partnerships with leading higher education platform providers, we will continue to grow our installed base.

Our primary sales strategies are focused on (i) increased marketing efforts into the IAM market, (ii) dedicated pursuit of large-scale identification projects across the globe and (iii) growing our channel alliance program which we have grown to more than eighty-five participants and continues to generate incremental revenues.

A second component of our growth strategy is to pursue strategic acquisitions of select businesses and assets in the IAM space. In furtherance of this strategy, we are active in the industry and regularly evaluate businesses that we believe will either provide an entry into new market verticals or be synergistic with our existing operations and in either case, be accretive to earnings. We cannot provide any assurance as to whether we will be able to complete any acquisition and if completed, successfully integrate any business we acquire into our operations.

General

Our principal executive office is located at 101 Crawfords Corner Road, Suite 4116, Holmdel, New Jersey 07733 and our telephone number is (732) 359-1100. Our website is located at www.bio-key.com. The information on our website or any other website is not incorporated by reference into this prospectus. Our website address is included as an inactive textual reference only.

The BIO-key logo is our trademark. This prospectus and the documents we incorporate by reference into this prospectus may also contain trademarks and trade names of others.

The Offering

Issuer:	BIO-key International, Inc.
Common stock offered by selling stockholder:	6,183,336 shares of common stock
Common stock outstanding before this offering:	10,836,618 shares of common stock
Common stock outstanding after completion of this offering (assuming full exercise of the warrants that are exercisable for shares of common stock offered hereby):	17,019,954 shares of common stock
Terms of this offering:

The selling stockholder, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices.

Use of proceeds:

The proceeds from the sale of the securities covered by this prospectus will be received by the selling stockholder. We will not receive any of the proceeds from any sale of the shares of common stock offered by this prospectus. If the selling stockholder exercises all of the warrants to purchase common stock (the “Warrants”), we will receive aggregate gross proceeds of $6,307,002.72, which we expect to use for working capital and general corporate purposes, including repayment of a portion of the Company’s outstanding secured note. See “Use of Proceeds”.

Listing of common stock:	Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “BKYI”.
Risk factors:

Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See the information under the caption “Risk Factors” beginning on page 5 of this prospectus and the other information included elsewhere in this prospectus and incorporated by reference herein for a discussion of factors you should consider before deciding to invest in our securities.

The number of shares of our common stock to be outstanding after this offering is based on 10,836,618 shares of our common stock outstanding as of November 13, 2025, plus an aggregate of 6,183,336 shares of common stock issuable upon exercise of the Warrants, and excludes as of such date:

●	1,857 shares of common stock issuable upon the exercise of stock options, with a weighted-average exercise price of $144.71 per share;
●	11,112 shares of common stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $54,00 per share;
●	421,905 shares of common stock issuable on exercise of warrants with an exercise price of $3.15 per share;
●	31,131 shares of common stock issuable upon exercise of pre-funded warrants with an exercise price of $0.0018 per share;
●	732,548 shares of common stock reserved for future issuance under our Amended 2021 Employee Stock Purchase Plan;
●	575,569 shares of common stock reserved for future issuance under our Amended 2023 Stock Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to invest in our securities, you should consider carefully the risks and uncertainties described below and under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission, or SEC, on April 23, 2025, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our securities. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, could lower our stock price and impair our ability to raise funds in new stock offerings.

If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease. We had 10,836,618 shares of common stock outstanding as of November 13, 2025. Under this registration statement, we are registering the resale of 6,183,336 shares of common stock held by the selling stockholder, all of which are issuable upon exercise of the Warrants. Assuming full exercise of the Warrants, the shares offered hereunder would represent approximately 36% of our outstanding common stock following such exercise. In addition, we may sell additional shares of common stock in subsequent offerings.

We cannot predict the size of future issuances of common stock or the effect, if any, that future issuances and sales of common stock, including the shares offered under this registration statement, other registration statements, shares underlying outstanding warrants issued in our public offering of Units on October 30, 2023, shares available for resale under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or the perception that such sales could occur, may have on the market price of our common stock or our ability to raise additional capital through the sale of equity securities. With any additional issuance of common stock, investors will suffer dilution and we may experience dilution in our earnings per share, if any.

An active trading market for our shares may not be sustained.

Although our shares are listed on the Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. The current level of trading may not be sustained in the future. The lack of an active market for our shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares, may impair our ability to raise capital to continue to fund operations by selling shares, and may impair our ability to acquire additional assets by using our shares as consideration.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “should,” “estimate,” “will,” “may,” “future,” “plan,” “intend” and “expect” and similar expressions generally identify forward-looking statements. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to continue as a going concern; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to convert sales opportunities to customer contracts; our ability to expand into Asia, Africa and other foreign markets; our ability to migrate Swivel Secure customers to BIO-key and Portal Guard offerings; our ability to execute definitive agreements with Fiber Food Systems and/or its customers to utilize our access management solutions; our ability to integrate our solutions into any of Fiber Food System’s offerings; fluctuations in foreign currency exchange rates; the duration and extent of continued hostilities in Ukraine and its impact on our European customers; the impact of tariffs and other trade barriers which may make it more costly for us to import inventory from China and Hong Kong and certain product components from South Korea; delays in the development of products; the commercial, reputational and regulatory risks to our business that may arise as a consequence of the restatement of our financial statements, including any consequences of non-compliance with SEC and Nasdaq periodic reporting requirements; our temporary loss of the use of a Registration Statement on Form S-3 to register securities in the future; any disruption to our business that may occur on a longer-term basis should we be unable to maintain effective internal controls over financial reporting; statements of assumption underlying any of the foregoing, and numerous other matters of national, regional and global scale, including those set forth under the caption “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 23, 2025, and in our other filings with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future.

You should carefully read this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

THE OFFERING

This prospectus covers the public sale of up to 6,183,336 shares of common stock to be sold by Armistice Capital Master Fund Ltd., the selling stockholder, consisting of 6,183,336 shares of common stock issuable upon exercise of the Warrants. This prospectus also covers any additional shares of our common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving our common stock. The selling stockholder may sell the shares covered by this prospectus through public or private transactions at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from this offering. If all Warrants exercisable for shares of common stock offered hereby are exercised, we will receive aggregate gross proceeds of $6,307,002.72.

On October 27, 2025, we entered into a warrant exercise agreement (the “Warrant Exercise Agreement”) with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 3,091,668 shares of our common stock, which were originally issued to the selling stockholder on January 15, 2025 (the “Existing Warrants”). Pursuant to the Warrant Exercise Agreement, the exercise price of the Existing Warrants was reduced from $2.15 per share to $1.02 per share.

In consideration for the exercise of the Existing Warrants, subject to compliance with the beneficial ownership limitations included in the Existing Warrants, and the payment by the selling stockholder of the combined purchase price of $0.25 per Existing Warrant (the “New Warrant Consideration”), the selling stockholder received the Warrants to purchase up to an aggregate of 6,183,336 shares of our common stock.

The Warrants are immediately exercisable at an exercise price of $1.02 per share and will expire five years from the date of issuance. We agreed to file a resale registration statement covering the public resale of the shares of common stock issuable upon exercise of the Warrants with the SEC, and to use commercially reasonable efforts to have such resale registration statement declared effective by the SEC within 90 calendar days following the date of the Warrant Exercise Agreement. The Warrants include a beneficial ownership limitation that prevents the selling stockholder from beneficially owning more than 4.99% of our outstanding common stock at any time.

The gross proceeds to us from the exercise of the Existing Warrants were approximately $3.1 million, prior to deducting placement agent fees and estimated offering expenses. Maxim Group LLC acted as the exclusive placement agent in connection with the Warrant Exercise Agreement and received a cash fee equal to 6.0% of the gross proceeds. The closing pursuant to the Warrant Exercise Agreement occurred on October 27, 2025. We intend to use the net proceeds for working capital and general corporate purposes, including repayment of a portion of our outstanding secured note.

USE OF PROCEEDS

The selling stockholder will receive all proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of common stock by the selling stockholder.

We will, however, receive cash proceeds equal to the exercise price of the Warrants. Accordingly, we may receive aggregate gross proceeds of $6,307,002.72 assuming that the Warrants are exercised in full at an exercise price of $1.02 per share. We expect to use any proceeds received by us from the exercise of the Warrants for working capital and general corporate purposes, including repayment of all or a portion of our outstanding secured note.

We will bear all costs, expenses and fees in connection with the registration of the shares, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated prices. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDER

When we refer to the “selling stockholder” in this prospectus, we mean the persons or entities specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and other successors-in-interest who may subsequently hold any of the selling stockholder’s interests other than through a public sale.

The selling stockholder identified in the following table is offering for resale 6,183,336 shares of our common stock. All of the securities were previously issued to the selling stockholder in private placement transactions described above under the section entitled “The Offering”.

The following table sets forth, based on information provided to us by the selling stockholder as of November 13, 2025:

●	The name of the selling stockholder and any material relationship between us and the selling stockholder;
●	The number and percentage of shares of common stock owned beneficially by the selling stockholder before the offering;
●	The number of shares being offered hereunder by the selling stockholder; and
●	The number and percentage of shares of common stock owned beneficially by the selling stockholder after the offering.

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number		Percent	Number of Shares Being Offered	Number(1)	Percent

Armistice Capital Master Fund Ltd. (2)	540,747	(3)	4.99%	6,183,336	-	-

(1)

Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling stockholder does not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(2)

Steven Boyd, as the managing member of Armistice Capital, LLC, may be deemed to beneficially own the securities held by the Armistice Capital Master Fund Ltd. Armistice Capital Master Fund Ltd. specifically disclaims beneficial ownership of the securities directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital, LLC. The address of Armistice Capital, LLC is 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)

Consists of shares of common stock issuable upon the exercise of warrants, subject to the beneficial ownership limitation that prevents the selling stockholder from beneficially owning more than 4.99% of the Company’s outstanding common stock at any time.

The beneficial ownership set forth above has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on 10,836,618 shares of our common stock outstanding on November 13, 2025. Except as indicated by footnote, and subject to applicable community property laws, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares. The selling stockholder is not affiliated with a broker-dealer registered under the Exchange Act.

The registration of these shares of common stock does not mean that the selling stockholder will sell or otherwise dispose of all or any of those securities. The selling stockholder may sell or otherwise dispose of all, a portion or none of such shares from time to time. We do not know the number of shares, if any, that will be offered for sale or other disposition by the selling stockholder under this prospectus. Furthermore, the selling stockholder may have sold, transferred or disposed of the shares of common stock covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

Information about the selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement (of which this prospectus forms a part) or a supplement to this prospectus, to the extent required by law.

Material Relationship Between the Selling Stockholder and the Company

On October 30, 2023, we entered into a securities purchase agreement with certain investors, including the selling stockholder, pursuant to which we issued and sold units in a public offering consisting of 1,350,000 shares of common stock, 17,200,000 pre-funded warrants, and 18,550,000 warrants to purchase common stock to the selling stockholder in a public offering at a price of $0.175 per unit.

On September 12, 2024, we entered into a warrant exercise agreement with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 1,030,556 shares of the Company’s common stock originally issued to the selling stockholder in a public offering on October 31, 2023, having an original exercise price of $3.15 per share. In consideration for the immediate exercise of the existing warrants, subject to compliance with the beneficial ownership limitations included in the existing warrants, the selling stockholder received new unregistered Series A warrants to purchase an aggregate of 1,030,556 shares of the Company’s common stock and new unregistered Series B warrants to purchase an aggregate of 1,030,556 shares of the Company’s common stock, and the Company also agreed to reduce the exercise price of the existing warrants to $1.85 per share. The new warrants were immediately exercisable at an exercise price of $1.85 per share and expire five years from the date of issuance.

On January 15, 2025, we entered into the warrant exercise agreement with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 2,061,112 shares of the Company’s common stock at an exercise price of $1.85 per share, which were originally issued to the selling stockholder on September 13, 2024. In consideration for the exercise of the existing warrants, subject to compliance with the beneficial ownership limitations included in the existing warrants, the selling stockholder received new unregistered Series A warrants to purchase up to an aggregate of 1,545,834 shares of the Company’s common stock and new unregistered Series B warrants to purchase up to an aggregate of 1,545,834 shares of the Company’s common stock.

On October 27, 2025, we entered into a warrant exercise agreement with the selling stockholder to exercise certain outstanding warrants to purchase an aggregate of 3,091,668 shares of the Company’s common stock at a reduced exercise price of $1.02 per share, which were originally issued to the selling stockholder on January 15, 2025 with an exercise price of $2.15 per share. In consideration for the exercise of the existing warrants, the selling stockholder received new unregistered warrants to purchase up to an aggregate of 6,183,336 shares of the Company’s common stock at an exercise price of $1.02 per share. The Warrants are immediately exercisable and expire five years from the date of issuance. The shares underlying these warrants are the subject of this Registration Statement on Form S-1.

PLAN OF DISTRIBUTION

We are registering 6,183,336 shares of our common stock issuable upon the exercise of the Warrants held by the selling stockholder for possible resale from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may, from time to time, sell any or all of its shares of common stock covered by this prospectus on the Nasdaq Capital Market or any other stock exchange, market, or trading facility on which the shares are traded, or in private transactions. These sales may occur at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the Nasdaq Capital Market or any other applicable national securities exchange;
●	privately negotiated transactions;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement and accompanying prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder.

The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. If we are notified by the selling stockholder that any arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file an amendment to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholder and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the transferees or other successors in interest as selling stockholders under this prospectus.

We will bear all costs, expenses and fees in connection with the registration of the shares.

We will indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The following summary description of our common stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find Additional Information.”

Authorized. We currently have authority to issue up to 170,000,000 shares of common stock, $0.0001 par value per share. As of November 13, 2025, we had 10,836,618 shares of common stock outstanding. From time to time, we may amend our certificate of incorporation to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in the holder’s name on our books. Our common stock does not have cumulative voting rights. Holders of a plurality of our outstanding common stock can elect all of the directors who are up for election in a particular year. Holders of a majority of our outstanding common stock act by a majority for all other matters, except as limited by our certificate of incorporation, bylaws and the DGCL.

Dividends. If our Board of Directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Fully Paid and Nonassessable. All shares of our outstanding common stock are fully paid and nonassessable and any additional shares of common stock that we issue will be fully paid and nonassessable.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our certificate of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Listing. Our common stock is listed on the Nasdaq Capital Market under the symbol “BKYI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

Preferred Stock

The following summary description of our preferred stock is based on the provisions of our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus, and the applicable provisions of the DGCL. This information may not be complete in all respects and is qualified in its entirety by reference to the provisions of our certificate of incorporation, bylaws and the DGCL. For information on how to obtain copies of our certificate of incorporation and bylaws, see the information below under the heading “Where You Can Find Additional Information.”

General. We currently have authority to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share, none of which are outstanding. We may amend from time to time our certificate of incorporation to increase the number of authorized shares of preferred stock or to designate a new series of preferred stock. Unless required by law, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

●	the designation of the series;
●

the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
●	the dates at which dividends, if any, will be payable;
●	the redemption rights and price or prices, if any, for shares of the series;
●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;
●

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series of any other class or series; and
●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of that common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock, or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Certain Effects of Delaware Law and Certificate of Incorporation and Bylaw Provisions

Authorized But Unissued Stock. We are authorized to issue 175,000,000 shares of capital stock, consisting of 170,000,000 shares of common stock and 5,000,000 shares of preferred stock. We have shares of common stock and preferred stock available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Capital Market. We may use these additional shares for a variety of corporate purposes, including for future public or private offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Blank Check Preferred Stock. Our Board of Directors is authorized without further stockholder action, to designate any number of series of preferred stock with such rights, preferences and designations as determined by the Board of Directors. Shares of preferred stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of preferred stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders. The existence of the preferred stock may, therefore, be viewed as having possible anti-takeover effects.

Limitations on Written Consent of Stockholders. Except as may be approved in advance by the Board of Directors, any action required or permitted to be taken by our stockholders at any annual or special meeting must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

Limitations on Special Meetings of Stockholders. Except as otherwise required by statute, special meetings of the stockholders may be called only by the Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide that stockholders who desire to nominate a person for election to our Board of Directors must comply with specified notice and information provisions. Our bylaws contain similar advance notice provisions for stockholder proposals for action at stockholder meetings. These provisions prevent stockholders from making nominations for directors and stockholder proposals from the floor at any stockholder meeting and require any stockholder making a nomination or proposal to submit the name of the nominees for board seats or the stockholder proposal, together with specified information about the nominee or any stockholder proposal, prior to the meeting at which directors are to be elected or action is to be taken. These provisions ensure that stockholders have adequate time to consider nominations and proposals before action is required, and they may also have the effect of delaying stockholder action.

Supermajority Vote Requirements. Any director may be removed from office only with cause and only by the affirmative vote of the holders of 75% or more of our shares then entitled to vote at an election of directors. Additionally, our bylaws may be amended or repealed by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. These provisions may prevent stockholders from removing existing directors and amending our bylaws, each of which could have the effect of delaying or preventing a change in control of the Company.

Indemnification. Our certificate of incorporation and bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the DGCL. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us.

Business Combinations. We are subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock. This provision could have the effect of delaying or preventing a change in control of the Company.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Fox Rothschild LLP, Princeton, New Jersey.

EXPERTS

The financial statements of BIO-key International, Inc. as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Bush & Associates CPA, the Company’s independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers of securities, like us, that file electronically with the SEC. Our SEC filings are available to you on the SEC’s Internet website. We also maintain a website at www.bio-key.com, which provides additional information about the Company. The contents of our website or any other website, however, are not a part of this prospectus and is not incorporated by reference into this prospectus. Our website address is included as an inactive textual reference only.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities to be offered hereby. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering. Additionally, all filings filed by the Company pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement shall be deemed to be incorporated by reference into this prospectus.

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2024;
●	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025; June 30, 2025; and September 30, 2025;
●	Current Reports on Form 8-K filed with the SEC on January 16, 2025; April 24, 2025; May 15, 2025; August 13, 2025; August 20, 2025; October 3, 2025; October 30, 2025; and November 7, 2025; and
●

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 21, 2017 under Section 12(b) of the Exchange Act and including any amendments or reports filed for the purpose of updating that description.

In no event, however, will any of the information that we “furnish” to the SEC in any current report on Form 8-K or any other report or filing be incorporated by reference into, or otherwise included in, this prospectus.

Information contained in this prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will provide to each person, including any beneficial owner, to whom a prospectus has been delivered, free of charge, upon oral or written request, copies of any documents that we have incorporated by reference into this prospectus. You may request, orally or in writing, a copy of these documents, and any exhibits incorporated by reference in these documents, which will be provided to you at no cost, by contacting:

BIO-key International, Inc.

101 Crawfords Corner Road, Suite 4116

Holmdel, New Jersey 07733

Attention: Chief Financial Officer, Cecilia Welch

Telephone: (732) 359-1100

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (www.sec.gov) and these reports, proxy and information statements are also available through our website at www.bio-key.com/investor-relations/.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Up to 6,183,336 Shares of Common Stock

PROSPECTUS

December 1, 2025